Exhibit 99.1

CVRx Announces Chief Financial Officer Transition

MINNEAPOLIS, June 9, 2026 (GLOBE NEWSWIRE)  CVRx, Inc. (NASDAQ: CVRX) (“CVRx”), a commercial-stage medical device company focused on developing, manufacturing and commercializing innovative neuromodulation solutions for patients with cardiovascular diseases, announced today that Jared Oasheim, the Company’s Chief Financial Officer, will be stepping down from his role to pursue other professional opportunities. To support a seamless transition, Mr. Oasheim will remain with the Company until a successor is appointed and remain available as an advisor through February 2027.

“Jared has been an integral part of CVRx since 2015, and has made a lasting mark on our company over the past decade” said Kevin Hykes, President and Chief Executive Officer of CVRx. “He led CVRx through its initial public offering and built the disciplined finance organization that supports our commercial growth today, all while staying focused on our mission to improve the lives of patients with heart failure. We are grateful for his many contributions and wish him every success.”

“It has been a privilege to help build CVRx alongside such a dedicated team and to play a part in bringing Barostim to more patients,” said Jared Oasheim, Chief Financial Officer of CVRx. “Taking the company public and helping establish its financial foundation has been one of the highlights of my career. I am committed to a seamless transition and look forward to seeing CVRx continue its momentum.”

The Company is initiating a search to identify its next Chief Financial Officer.

Presentation at Goldman Sachs Healthcare Conference

As previously announced, Kevin Hykes and Jared Oasheim will present at the Goldman Sachs 47th Annual Global Healthcare Conference in Miami on Wednesday, June 10, 2026 at 8:00 a.m. (ET). A live webcast of the event can be found at ir.cvrx.com. An archived version of the presentation will be available following the live event and can be accessed at the same location for a limited time.

About CVRx, Inc.

CVRx is a commercial-stage medical device company focused on developing, manufacturing and commercializing innovative neuromodulation solutions for patients with cardiovascular diseases. Barostim™ is the first medical technology approved by FDA that uses neuromodulation to improve the symptoms of patients with heart failure. Barostim is an implantable device that delivers electrical pulses to baroreceptors located in the wall of the carotid artery. The therapy is designed to restore balance to the autonomic nervous system and thereby reduce the symptoms of heart failure.

Barostim received the FDA Breakthrough Device designation and is FDA-approved for use in heart failure patients in the U.S. It has been certified as compliant with the EU Medical Device Regulation (MDR) and holds CE Mark approval for heart failure and resistant hypertension in the European Economic Area. To learn more about Barostim, visit www.cvrx.com.

Investor Contact:

Mark Klausner or Mike Vallie

ICR Healthcare

443-213-0501

ir@cvrx.com

Media Contact:

Emily Meyers

CVRx, Inc.

763-416-2853

emeyers@cvrx.com